Exhibit 99
[LOGO]		News Release
First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Barbara E. Briick (630) 875-7459 www.firstmidwest.com
	TRADED: SYMBOL:	Nasdaq FMBI
FIRST MIDWEST BANCORP SPLITS STOCK 5 FOR 4 AND INCREASES CASH DIVIDEND

ITASCA, IL., NOVEMBER 15, 2001 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced that its Board of Directors has declared a 5-for-4 common stock split and increased the quarterly cash dividend on a post split basis to $0.17 per share.

As a result of the split, shareholders of record as of November 30, 2001 will receive one additional share of First Midwest Common Stock for every four shares then owned. Any fractional shares resulting from the split will be paid in cash based on the average daily closing process of the Company's common stock for the ten trading days immediately preceding the record date. The new shares and any cash in lieu of fractional shares will be issued on December 14, 2001.

After giving effect to the split, the new quarterly cash dividend of $0.17 per share will be paid on January 22, 2002 to shareholders of record on December 28, 2001 and indicates a new annual rate of $0.68 per share. Further, it represents both the tenth increase in cash dividends declared in the last nine years and the 76th consecutive quarterly dividend distribution since the Company's formation in 1983.

With assets of approximately $5.8 billion, First Midwest is the largest independent and one of the overall largest banking companies in the highly attractive suburban Chicago banking market. As the premier independent suburban Chicago banking company, First Midwest provides commercial banking, trust, investment management and related financial services to a broad array of customers through some 71 offices located in more than 40 communities primarily in northern Illinois.

Safe Harbor Statement

Statements made in this Press Release which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and business of First Midwest, including, without limitation, (i) loan and deposit growth, net interest income and margin, wholesale funding sources, provision and reserve for loan losses, nonperforming loan levels and net charge-offs, noninterest income and expenses, and diluted earnings per share growth rates for 2001, the payment of future dividends based upon Company performance and prospects, and (ii) statements preceded by, followed by or that include the words "may", "would", "could", "should", "expects", "projects", "anticipates", "believes", "estimates", "plans", "intends", "targets" or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond First Midwest's control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, in addition to those contained in First Midwest's reports on file with the Securities and Exchange Commission: general economic or industry conditions, nationally and/or in the communities in which First Midwest conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, deposit flows, cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of First Midwest's loan and investment portfolios, changes in accounting principals, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting First Midwest's operations, products, services and prices.

Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. First Midwest does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

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